Exhibit 3.1

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT, dated as of __________ ____, 2008 (this “Agreement”), between the former stockholders of Biomed America, Inc., a Delaware corporation (the “Seller”), listed on Appendix A hereto who have become parties to this Agreement through the execution of a counterpart signature page (the “Stockholders” and individually a “Stockholder”), and Allion Healthcare, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, the Company’s wholly owned subsidiary, Biomed Healthcare, Inc., a Delaware corporation (“Merger Sub”), and the Seller have entered into that certain Merger Agreement, dated as of March 13, 2008, (the “Merger Agreement”), pursuant to which the Stockholders shall receive shares of Company Common Stock and Company Preferred Stock (as defined in the Merger Agreement) in partial consideration for the shares of Seller’s outstanding capital stock held by the Stockholders, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement (without giving effect to any shares of Company Common Stock that may be issued as part of the Earn Out Payment, as that term is defined in the Merger Agreement), the Stockholders will beneficially own in the aggregate 3,380,869 shares of Company Common Stock and 5,969,131 shares of Company Preferred Stock;

WHEREAS, the Company and the Stockholders have agreed to execute and deliver this Agreement, which is a condition precedent to the obligations of the Company, Merger Sub and Seller under the Merger Agreement; and

WHEREAS, the Company and the Stockholders now wish to enter into this Agreement to set forth their understanding with respect to, among other things, representation on the Company’s Board of Directors (the “Board”) and the holding, acquisition and transfer of Company Common Stock and Company Preferred Stock by the Stockholders.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Company and the Stockholder hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                Definitions.

(a)           As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Buyout Transaction” means a completed tender offer, merger (other than a merger by the Company to effect a reorganization or recapitalization), sale of all or substantially all of the Company’s assets or any similar transaction in which each holder of Company Common Stock (other than, if applicable, the Person proposing such transaction) disposes of all Company Common Stock beneficially owned by each such holder or which otherwise results in the acquisition of all (but not less than all) Company Common Stock beneficially owned by each such holder.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission and any successor agency.

“Company Common Stock” has the same meaning as the term “Parent Common Stock” as set forth in the Merger Agreement.

“Company Preferred Stock” has the same meaning as the term “Parent Preferred Stock” set forth in the Merger Agreement.

“Director” means a member of the Board.

“Earn Out Payment” shall have the meaning set forth in the Merger Agreement.

“Earn Out Period” shall have the meaning set forth in the Merger Agreement.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of securities that would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned securities representing more than 5% of any class of securities then outstanding.

“Independent Director” means a director who has been determined by the Board to be independent in accordance with the Company’s organizational documents and charters for committees of the Board, the rules and regulations of Nasdaq and the Commission, and any other applicable regulations or policies deemed relevant by the Board.

“LLC Stockholder” means Parallex LLC.

“Nasdaq” shall mean the Nasdaq National Market.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Register,” “Registered” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Stock” means the Stockholder Shares (excluding Company Preferred Stock and any shares of Company Common Stock acquired in violation of Article IV hereof); provided, that any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold in a transaction in which the rights under the provisions of this Agreement are not assigned, or (iii) such Registrable Stock is sold pursuant to Rule 144 or otherwise under Section 4(1) or any similar provisions then in force under the Securities Act without registration under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stockholder Shares” means Company Common Stock and Company Preferred Stock now or hereafter beneficially owned by the Stockholders, including any securities issued or issuable in respect of such Company Common Stock or Company Preferred Stock as a result of conversion, exchange, recapitalization, reorganization, replacement, stock dividend, stock split or other distribution, but excluding a Buyout Transaction.

(b)           The following terms have the meanings set forth in the Sections set forth below:

Term	Location

Affiliate Transfer	3.2
Agreement	Preamble
Board	Recitals
Company	Preamble
Designees	2.1(b)
Excess Threshold Shares	2.3(a)
Grantees	2.5(a)
Merger Agreement	Recitals
Merger Sub	Recitals
Registration Threshold	5.1(a)
Seller	Preamble
Standstill Period	4.1(a)
Stockholder	Preamble
Stockholder Director	2.1
Stockholders’ Representative	7.10
Threshold Percentage	2.3(a)
Transfer	3.2

ARTICLE II

GOVERNANCE AND VOTING PROVISIONS

Section 2.1                                Board Representation.

(a)           At the Effective Time, the Stockholders shall have the right to designate two (2) directors to serve on the Board until the next annual meeting of stockholders to elect directors; provided, that each such director nominee must be approved by the Company’s Nominating and Corporate Governance Committee and by a majority of the Company’s Directors as set forth in Section 2.1(b).

(b)           In connection with the Company’s annual meeting of stockholders to be held during the calendar years ending December 31, 2008, 2009 and 2010, the Stockholders shall have the right to nominate two (2) members to the Board who will be submitted by the Company for election at the annual meeting of stockholders of the Company (each, a “Designee,” and collectively, the “Designees”).  If at any time the Stockholders collectively own less than 15% of the aggregate outstanding Company Common Stock (assuming conversion of the Company Preferred Stock), then the Stockholders shall have no further contractual right to nominate any Designees.  Before being submitted by the Company to its stockholders for approval at an annual meeting, each Designee shall be subject to the reasonable prior approval of a majority of both the Directors (other than any Director nominated or designated by the Stockholders) and the Company’s Nominating and Corporate Governance Committee (excluding any member thereof nominated or designated by the Stockholders).  Each Designee elected to the Board pursuant to this Section 2.1(b) shall hereinafter be referred to as a “Stockholder Director” and collectively all Stockholder Directors shall hereinafter be referred to as the “Stockholder Directors”.

(c)           Each Stockholder Director and each Designee must meet the requirements of being an Independent Director.  Further, the Company shall be entitled to conduct reasonable diligence of any proposed Designee or Stockholder Director as necessary to assist in its evaluation of such Designee or Stockholder Director and to determine compliance with applicable rules and regulation of the Commission and Nasdaq.

(d)           The Designees shall be selected by the Stockholders pursuant to a process established by the Stockholders.  Regardless of such process, the Company shall be permitted to rely solely upon the direction of the Stockholder’s Representative with respect to the identity of the Designees.

(e)           During such time as the Stockholders have the right to appoint Designees, there shall not be more than six (6) members on the Board of Directors; provided, that the size of the Board of Directors may be increased beyond six (6) members if approved by a majority vote of the Board of Directors, which majority must include at least one Stockholder Director.

Section 2.2                                Resignations and Replacements.  Subject to Section 2.1, if a Stockholder Director ceases to serve as a Director for any reason prior to the next election of Directors, the vacancy created thereby shall be filled by the Company’s Nominating and Corporate Governance Committee and a majority of the remaining Directors then in office (excluding the other Stockholder Director) with an individual designated by the Stockholders.  The Company shall be permitted to rely solely upon the direction of the Stockholder’s Representative with respect to the identity of any replacement Stockholder Director.

Section 2.3                                Voting Restrictions.

(a)           In connection with the Company’s annual meeting of stockholders to be held during the calendar years ending December 31, 2008, 2009 and 2010, the Stockholders shall vote all of their Stockholder Shares (to the extent such Stockholder Shares have voting rights) in favor of the nominees for director designated by the Board, or any committee thereof, not in violation of this Article II.  Further, on votes relating to all other matters, except as set forth in Section 2.3(b) below, and at all times that the Stockholder Shares that have voting rights collectively represent more than 35% of the outstanding Company Common Stock (the “Threshold Percentage”), but in no event for longer than the expiration of the Standstill Period (as defined as Article IV), all Stockholder Shares (to the extent such Stockholder Shares have voting rights) in excess of the Threshold Percentage (the “Excess Threshold Shares”) shall either be voted (i) as recommended by a majority of the Board of Directors, or (ii) in proportion to the votes cast with respect to the shares of Company Common Stock not owned by the Stockholders.  Each Stockholder shall vote the number of Excess Threshold Shares held by such Stockholder in the manner set forth in the preceding sentence.  The number of Excess Threshold Shares held by a Stockholder shall equal the multiple of (i) the total Excess Threshold Shares, and (ii) the quotient determined by dividing (x) the Stockholder Shares held by such Stockholder, by (y) the total number of Stockholder Shares.

(b)           Notwithstanding Section 2.3(a), the Stockholders may, in connection with any required vote of the Company’s stockholders, vote all of their Stockholder Shares at their discretion with respect to (i) any amendments to the Company’s Certificate of Incorporation or Bylaws, (ii) any recapitalization, restructuring or similar transaction or series of transactions involving the Company, (iii) any dissolution or complete or partial liquidation, or similar arrangement, of the Company, (iv) any merger, consolidation or other business combination of the Company, (v) any issuance of any shares of Company Common Stock, or (vi) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person, which, in the case of clause (ii), (iv) or (v), results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in the case of clause (i) either results in any one Person or Group of Persons becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding Company Common Stock or, in any way, affects the Stockholders adversely in a substantive manner different from the other holders of Company Common Stock.

(c)           Each Stockholder hereby agrees that it shall not vote any Stockholder Shares held by such Stockholder in connection with any Conversion Approval Proposal (as defined in the Merger Agreement).

Section 2.4                                No Voting Trust.  This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law.

Section 2.5                                Proxy.

(a)           Each Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Company and each of its executive officers and any of them, in their capacities as officers of the Company (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote its Stockholder Shares or Excess Threshold Shares, as applicable, to instruct nominees or record holders to vote the Stockholder Shares or Excess Threshold Shares, as applicable,  and to sign or grant a consent, certificate, approval or other document with respect to such Stockholder Shares or Excess Threshold Shares, as applicable, in accordance with Section 2.3(a) hereof and applicable law, and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of Stockholders.

(b)           Each Stockholder represents that any proxies heretofore given in respect of the Stockholders Shares held by such Stockholder that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c)           Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.5 is given to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Each Stockholder hereby ratifies and confirms all that Grantees may lawfully do or cause to be done by virtue hereof.  This irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.  Each Stockholder shall take further action and execute such other instruments as may be necessary to effectuate the intent of this irrevocable proxy.  For Stockholder Shares as to which any Stockholder is the beneficial but not the record owner, each Stockholder will cause any record owner of such Stockholder Shares to grant the Grantees a proxy to the same effect as that contained in this Section 2.5.

(d)           The Grantees may not exercise this irrevocable proxy on any other matter except as provided in Section 2.3(a) hereof.

(e)           The Company may terminate this proxy at any time at its sole election by written notice provided to the applicable Stockholder.

ARTICLE III
RESTRICTIONS ON TRANSFER OF STOCKHOLDER SHARES

Section 3.1                                Restrictive Legend.

(a)           Each certificate representing Stockholder Shares held by the Stockholders shall, except as otherwise provided in this Section 3.1 or in Section 3.3, be stamped or otherwise imprinted with legends substantially in the following form:

(i)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION AND OTHER RESTRICTIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF ________, 2008, BETWEEN ______________________ AND _______________________;”

(ii)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE;” and

(iii)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN AFFILIATE OF THE COMPANY AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b)           Notwithstanding the foregoing, any Stockholder Shares held by the Stockholders that are not “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act shall not be required to bear the legend set forth in (ii) above.  Further, any Stockholder Shares held by a Stockholder who is not an Affiliate of the Company shall not be required to bear the legend set forth in (iii) above.

(c)           The Company shall, at the request of a Stockholder, (i) remove the legend described in Section 3.1(a)(i) from each certificate evidencing Stockholder Shares held by a Stockholder transferred in compliance with the terms of Section 3.2 and with respect to which no rights under this Agreement shall transfer and (ii) remove from each certificate evidencing Stockholder Shares held by a Stockholder the legend described in Section 3.1(a)(ii) if, in the written opinion of counsel to the Stockholder reasonably satisfactory to the Company, the securities evidenced thereby may be publicly sold without registration under the Securities Act.

Section 3.2                                Transfer Restrictions.  No Stockholder shall be permitted to transfer its Stockholder Shares, whether by sale, assignment, gift, pledge, through hypothecation, encumbrance, grant of future rights or otherwise (“Transfer”) beginning from the date of this Agreement and expiring at the end of the Earn Out Period, except (a) pursuant to an Affiliate Transfer (as defined below) or (b) in connection with a transfer pursuant to Section 5.2 of this Agreement.  Further, for so long as the Standstill Period is in effect, the LLC Stockholder shall not Transfer any of its Stockholder Shares except (i) pursuant to a bona fide public offering

(including pursuant to the registration rights in Article V providing for a public offering that is not an underwritten offering), (ii) pursuant to Rule 144 under the Securities Act but subject in every respect to paragraphs (e), (f) and (g) of Rule 144, (iii) other than in connection with a sale under (i) or (ii), to a Person or Group that is permitted to file a Schedule 13G under the Exchange Act and that, after giving effect to such Transfer, would beneficially own Company Common Stock representing in the aggregate less than 5% of the outstanding Company Common Stock, or (iv) pursuant to an “Affiliate Transfer,” which shall mean a Transfer (a) to the equity owners of the LLC Stockholder, (b) to a family member of the equity owners of the LLC Stockholder or to a family member of any other Stockholder, (c) to a trust created for the benefit of (1) any Stockholder, (2) a family member of any Stockholder, if not an entity, or (3) a family member of the equity owners of the LLC Stockholder, or (d) to a corporation, partnership, limited liability company or similar entity controlled by the LLC Stockholder, provided that with respect to any transfer in accordance with Section 3.2(iv) such transferee agrees to be bound by the terms of this Agreement.  No rights under this Agreement shall transfer to any transferee of the Stockholder Shares other than in connection with a transfer pursuant to Section 3.2(iv).

Section 3.3                                Transfer Procedures.  Prior to any proposed Transfer of any Stockholder Shares held by the Stockholders (other than pursuant to a Buyout Transaction, pursuant to a registration statement filed in accordance with Sections 5.1 or 5.2 or pursuant to Rule 144 of the Securities Act), the Stockholders shall give written notice to the Company of its intention to effect such Transfer.  Each such notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act, whereupon the Stockholders shall be entitled to Transfer such Registrable Stock in accordance with the terms of its notice, subject in any event to the restrictions in this Article III.  Each certificate for Stockholder Shares transferred as above provided shall bear the legend set forth in Section 3.1(a)(ii), except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 of the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee would be entitled to transfer such securities in a public sale without registration under the Securities Act.  The restrictions provided for in this Section 3.3 shall not apply to securities that are not required to bear the legend prescribed by Section 3.1(a)(ii) in accordance with the provisions of Section 3.1.

ARTICLE IV

STANDSTILL PROVISIONS

Section 4.1                                Standstill Period.

(a)           The “Standstill Period” shall mean the period beginning on the Closing Date and continuing until the earlier of (i) the fifth (5th) anniversary of the Closing Date or (ii) the date on which collectively the Stockholders beneficially own less than 10% of the outstanding Company Common Stock (assuming conversion of the Company Preferred Stock).

(b)           In the event the Standstill Period is discontinued pursuant to Section 4.1(a)(ii), the Standstill Period shall be reinstated for the remainder of the Standstill Period, if, at anytime prior to the fifth (5th) anniversary of the Closing Date, the Stockholders collectively beneficially own 10% or more of the outstanding Company Common Stock (assuming conversion of the Company Preferred Stock).

Section 4.2                                Acquisition of Additional Shares; Other Restrictions.  During the Standstill Period, except with the prior approval of a majority of the Independent Directors (except any Stockholder Director), neither LLC Stockholder nor any assignee of LLC Stockholder pursuant to Section 3.2(iv) shall, directly or indirectly, and shall cause their Affiliates not to, directly or indirectly:

(a)           Acquire (other than any shares received as part of the Earn Out Payment as contemplated in the Merger Agreement), announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, (i) any shares of Company Common Stock, or (ii) any other security convertible into, or any option, warrant or right to acquire, Company Common Stock or (iii) all or substantially all of the assets of the Company or any of its Affiliates; provided that Sections 4.2(a)(i) and 4.2(a)(ii) shall not be applicable to the extent that (A) the aggregate percentage of outstanding Company Common Stock owned by the Stockholders is increased solely as a result of corporate action taken by the Company and not caused by any action taken by the Stockholders or (B) the number of shares of outstanding Company Common Stock collectively owned by the Stockholders does not exceed the number of shares collectively owned by the Stockholders at the Effective Time plus any shares received as part of the Earn Out Payment; provided, further, that in no event shall LLC Stockholder or any assignee of LLC Stockholder be permitted to acquire any shares of Company stock (other than shares received as part of the Earn Out Payment) if the acquisition of such shares would result in either of LLC Stockholder (or an assignee) owning 35% or more of the outstanding Company Common Stock.

(b)           Solicit, or participate in any solicitation of, proxies with respect to any Company Common Stock, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A of the Exchange Act) in opposition to any matter that has been recommended by a majority of the Company’s Independent Directors (except any Stockholder Director) or in favor of any matter that has not been approved by a majority of the Independent Directors (except any Stockholder Director).

(c)           Propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, seek or solicit support for (whether publicly or privately) any written consent of stockholders of the Company, attempt to call a special meeting of stockholders (except with the approval of a majority of the Independent Directors excluding any Stockholder Director), nominate or attempt to nominate any Person for election as a Director (except in accordance with Article II), or seek the removal or resignation of any Director (except in accordance with Article II), in each case in opposition to any matter that has been recommended by a majority of the Independent Directors (except any Independent Director who is a Stockholder Director) (and such recommendation has not been revoked or withdrawn) or in favor of any matter that has not been approved by a majority of the Independent Directors.

(d)           Deposit any Company Common Stock in a voting trust or similar agreement or subject any Company Common Stock to any arrangement or agreement with respect to the voting of such Company Common Stock.

(e)           Take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to Company Common Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement.

(f)           Propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to the Company or its business to any other Person with respect to any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company; provided, that nothing set forth in this Section 4.2(f) shall prohibit the Stockholders from soliciting, offering, seeking to effect and negotiating with any Person with respect to Transfers of Company Common Stock permitted by this Article IV; provided, further, that in so doing the Stockholders shall not issue any press release or otherwise make any public statements (other than statements made in response to any request by any Person for confirmation by the Stockholders or any of their Affiliates of information contained in any statement on Schedule 13D under the Exchange Act) with respect to such action (provided that the Stockholders may, and may permit its Affiliates to, make any statement required by applicable law, including without limitation, the amendment of any statement on Schedule 13D under the Exchange Act); provided, however, that in doing so Stockholders shall not provide any confidential information relating to the Company or its business to any such Person.

(g)           Take any other action to seek control (as such term is defined under Rule 12b-2 of the Exchange Act) of the Company.

(h)           Make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner.

(i)           Announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any Person, directly or indirectly, to do, any of the actions restricted or prohibited under subparagraphs (a) through (h) above.

Notwithstanding the restrictions contained in this Section 4.2, neither the actions taken by any Stockholder Director in his or her capacity as a member of the Board pursuant to such Person’s responsibilities in such capacity nor the exercise by any Stockholder of its voting rights in accordance with Section 2.3 with respect to any Stockholder Shares it beneficially owns shall be deemed to violate this Section 4.2.

ARTICLE V
REGISTRATION RIGHTS

Section 5.1                                Demand Registration.

(a)           On and after the end of the Earn Out Period, the Stockholders’ Representative may in his sole and absolute discretion request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Stock held by the Stockholders; provided, that there must be included in such registration Registrable Stock having a minimum value of Ten Million Dollars ($10,000,000) (based on the then current market price of such Registrable Stock) or such lesser amount if it constitutes all of the Registrable Stock held by such Shareholders participating in the registration (the “Registration Threshold”); provided, that the Registration Threshold shall be increased to Twenty Million Dollars ($20,000,000) or such lesser amount if it constitutes all of the Registrable Stock held by such Shareholders participating in the registration, but in no event less than a minimum value of Five Million Dollars ($5,000,000), if the Company is not eligible to register the sale or other disposition of Registrable Securities on Form S-3 (or a successor form).  Following receipt of any notice under this Section 5.1, the Company shall use its reasonable efforts to cause to be registered under the Securities Act all Registrable Stock that the Stockholders have requested be registered in a manner of disposition reasonably acceptable to the Company, including but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act.

(b)           If the Company intends to have the Registrable Stock distributed by means of an underwritten offering the Stockholders shall enter into an underwriting agreement in customary form with the underwriter or underwriters.  If any Stockholder who intends to sell Registrable Securities in the offering disapproves of the terms of the underwriting, such Stockholder may elect to withdraw all its Registrable Stock from the registration by written notice to the Company and the managing underwriter.  The underwriters shall be selected by the Company in its sole discretion.

(c)           Notwithstanding any provision of this Agreement to the contrary,

(i)           the Company shall not be required to effect a registration pursuant to this Section 5.1 during the period starting with the date of filing by the Company of, and ending on a date 120 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement which the Stockholders have been entitled to join pursuant to Section 5.2;

(ii)           if the Board determines in good faith that it is in the best interests of the Company (A) not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction or other potential material event involving the Company or (B) to suspend the registration rights set forth herein, the Company may (1) postpone the filing of any registration pursuant to this Section 5.1 and (2) suspend the rights of any Stockholder to make sales pursuant to any registration statement for such a period of time as the Board may determine; provided, that such periods of postponement and suspension may not exceed 120 days in the aggregate during any period of 12 consecutive months; and each Stockholder agrees in consideration of the obligations of the Company set forth herein to maintain any communication by the Company with respect to the postponement or suspension of the any registration pursuant to this Section 5.1 in confidence such that the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD under the Exchange Act with respect to such communications; provided, further, that in the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 5.3(a) by the number of days by which the Company suspends such registration statement; and

(iii)           the Company shall not be required to effect a registration pursuant to this Section 5.1 more than one time in any twelve-month period and shall not be obligated to cause any audit to be undertaken in connection with any such registration that the Company is not otherwise required to undertake at that time in connection with its obligations under the Securities Act, the Exchange Act and the rules and regulations thereunder.

(d)           The Company shall not be obligated to effect and pay for more than three registrations pursuant to this Section 5.1; provided, that a registration requested pursuant to this Section 5.1 shall not be deemed to have been effected for purposes of this Section 5.1(d) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 5.3(a), and (iii) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of holders of Registrable Stock).

Section 5.2                                Incidental Registration.

(a)           From the date hereof and until the end of the Earn Out Period, with respect to all Stockholders, and (ii) thereafter throughout the remainder of the Standstill Period for so long as a Stockholder owns more than 1% of outstanding Company Common Stock (assuming conversion of the Company Preferred Stock), and subject to Section 5.6, if at any time the Company determines that it shall file a registration statement under the Securities Act for the registration of Company Common Stock (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer, an offering of securities solely to the Company’s existing stockholders, or a registration statement registering Company Common Stock which is issuable solely upon conversion of debt securities) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf or on behalf of selling holders of its securities for the general registration of Company Common Stock to be sold for cash, the Company shall each such time promptly give the Stockholders’ Representative written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 15 business days from the date of such notice, and advising the Stockholders of their right to have Registrable Stock included in such registration; provided, however, that such right to have Registrable Stock included in such registration shall not terminate for LLC Stockholder but shall continue for so long as LLC Stockholder owns more than 1% of outstanding Company Common Stock (assuming conversion of the Company Preferred Stock).  Upon the written request of a Stockholder received by the Company no later than 15 business days after the date of the Company’s notice to the Stockholders’ Representative, the Company shall use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Stock that each such Stockholder has so requested to be registered.

(b)           If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of shares of Registrable Stock to be sold in such offering by the Stockholders and any other stockholder of the Company hereafter granted incidental registration rights in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by each Stockholder and each other stockholder at the time of filing the registration statement.  The Company agrees not to give any other stockholder of the Company registration rights superior to those granted to the Stockholders without the Stockholders’ Representative’s prior written approval.

(c)           If, at any time after giving written notice of its intention to register any Company Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such Company Common Stock, the Company may, at its election, give written notice of such determination to the Stockholders’ Representative and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, and (ii) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

Section 5.3                                Registration Procedures.  Whenever required under Section 5.1 to use all reasonable efforts to effect the registration of any Registrable Stock, the Company shall, as expeditiously as possible:

(a)           prepare and file with the Commission a registration statement with respect to such Registrable Stock (which shall be filed in no event later than 60 days after written notice requesting a registration statement under Section 5.1 has been received by the Company), and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter; provided, that the Company shall not be required to keep any registration statement effective more than 90 days (or such shorter period which will terminate when all of the Registrable Stock covered by such registration statement has been sold pursuant thereto), in each case subject to Section 5.1(c)(ii) above and Section 5.3(e) below;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement and as may be necessary to keep such registration statement effective for a reasonable period not to exceed 90 days, and promptly notify the Stockholders’ Representative of any stop order issued or, to the Company’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(c)           furnish to the Stockholders selling Registrable Stock such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and any exhibits filed therewith;

(d)           use all reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Stockholder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Stockholder agrees to do so;

(e)           promptly notify each Stockholder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Stockholder promptly prepare and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; and in the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 5.3(a) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Stockholders such supplemented or amended prospectus;

(f)           enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

(g)           otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 15 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(h)           use all reasonable efforts to list the Registrable Stock covered by such registration statement with any securities exchange on which the Company Common Stock is then listed.

For purposes of Sections 5.3(a) and 5.3(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby or 90 days after the effective date thereof.

Section 5.4                                Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Stockholders shall furnish to the Company such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

Section 5.5                                Expenses of Registration.  All expenses incurred in connection with each registration pursuant to Sections 5.1 and 5.2 of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), stock exchange fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for the Company, shall be paid by the Company; provided, however, that if a registration request pursuant to Section 5.1 is subsequently withdrawn by the Stockholders, the Company shall not be required to pay any expenses of such registration proceeding, and such withdrawing Stockholders shall bear such expenses and reimburse the Company for such expenses incurred by it (alternatively, at the discretion of the Stockholders’ Representative, such registration proceeding shall count as one of the three registration statements required to be filed by the Company pursuant to Section 5.1).  The Stockholders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account and the fees and disbursements of their counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

Section 5.6                                Underwriting Requirements.  In connection with any underwritten offering, the Company shall not be required under section 5.2 to include shares of Registrable Stock in such underwritten offering unless the holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters.

Section 5.7                                Indemnification.  In the event any Registrable Stock is included in a registration statement under this Agreement:

(a)           The Company shall indemnify, defend and hold harmless each Stockholder, such Stockholder’s directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Stockholder or participating person within the meaning of the Securities Act, against any losses, claims, damages, liabilities, expenses or actions, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, expenses or actions (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Stockholder, such Stockholder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the indemnity agreement contained in this Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the reasonable consent of the Company; provided, further, that the Company shall not be liable to any Stockholder, such Stockholder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability, expense or action to the extent that it arises solely out of or is solely based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration, by any such Stockholder, such Stockholder’s directors and officers, participating person or controlling person.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Stockholder, such Stockholder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Stockholder.

(b)           Each Stockholder whose Registrable Securities are included in the registration being effected shall, severally and not jointly, indemnify, defend and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, expenses or actions to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, expenses or actions  (or proceedings in respect thereof) arise solely out of or are solely based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments on supplements thereto) or solely arise out of or are solely based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Stockholder expressly for use in connection with such registration; and each such Stockholder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, expense or action if such settlement is effected without the reasonable consent of such Stockholder, and provided, further, that the liability of each Stockholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability, expense or action which is equal to the proportion that the net proceeds from the sale of the shares sold by such Stockholder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Stockholder (after the deduction of all underwriters’ discounts and commissions and all other expenses paid by such Stockholder in connection with such registration) from the sale of Registrable Stock covered by such registration statement.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, the Company’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Stockholder.

(c)           Promptly after receipt by an indemnified party under this Section 5.7 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.7, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 5.7, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

(d)           (a)           To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities, expenses or actions referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii)           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(iii)           The liability of each Stockholder in respect of any contribution obligation of such Stockholder under this Agreement with respect to a particular registration shall not exceed the net proceeds received by such Stockholder (after deduction of all underwriters’ discounts and commissions and all other expenses paid by such Stockholder in connection with such registration) from the sale of the Registrable Stock covered by such registration statement.

Section 5.8                                Lockup.  Each Stockholder shall, in connection with any registration of the Company’s securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from 30 days prior to the effective date of such registration as the Company or the underwriters may specify; provided, however, that (i) all executive officers and directors of the Company shall also have agreed not to effect any sale, disposition or distribution of any

Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 5.8 and (ii) in no event shall the Stockholders be required to not effect any sale, disposition or distribution for longer than 180 days after the registration statement becomes effective.  The obligations in this Section 5.8 shall expire on the one (1)-year anniversary of the Closing Date; provided, that with respect to the LLC Stockholder the obligations in this Section 5.8 shall continue to be in effect until the expiration of the Standstill Period, unless any such Stockholder’s ownership of Company Common Stock (assuming conversion of the Company Preferred Stock) falls below 3%.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1                                Representations and Warranties of the Company.  The Company represents and warrants to the Stockholder as follows:

(a)           The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement;

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings  therefor may be brought;

(c)           The execution, delivery and performance of this Agreement by the Company do not violate or conflict with or constitute a default under the Company's certificate of incorporation or bylaws; and

(d)           No holders of the Company’s Common Stock or any securities converted into the Company’s Stock have been granted as of the date of this Agreement registration rights superior to or pari passu to those granted to the Stockholders.

Section 6.2                                Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to the Company as follows:

(a)           The Stockholder has the requisite power and authority (whether corporate or otherwise) to execute, deliver and perform this Agreement;

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings  therefor may be brought;

(c)           As of the date of this Agreement, the Stockholder does not own any securities of the Company other than the Company Common Stock or Company Preferred Stock  received pursuant to the Merger Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                Interpretation.

(a)           The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)           The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

Section 7.2                                Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

Section 7.3                                Assignment.  Except where otherwise expressly provided herein or pursuant to a Transfer in accordance with Section 3.2(iv), this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties hereto (except by operation of law in connection with a merger, or sale of substantially all the assets, of the parties hereto) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 7.3 shall be void.

Section 7.4                                No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 7.5                                Notices.

(a)           All notices and other communications under this Agreement shall be in the English language, shall be in writing and shall be delivered (i) by facsimile or telecopier transmission (provided that a transmission confirmation is received by the sender and a confirmation copy is sent by a recognized overnight courier service), in which case such notice or communication shall be deemed to have been delivered as of the date so transmitted (or, if not transmitted during a business day for the recipient, the next following business day), or (ii) by a recognized international overnight courier service, in which case such notice or communication shall be deemed to have been delivered the next business day of the recipient following deposit with an international overnight courier service, in each case to the addresses set forth below (or at such other addresses as may be provided hereunder):

If to the Company:	Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Telecopier Number: (631) 249-5863

Copy to Counsel:	Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Attention: Steven L. Pottle, Esquire Telecopier Number: (404) 881-7777

If to the Stockholders’ Representative:	Raymond A. Mirra, Jr., Stockholders’ Representative 1974 Sproul Road, Suite 204 Broomall, PA 19008 Telecopier Number: (610) 356-1655

Copy to Counsel:	Bradley S. Rodos Fox Rothschild LLP 2000 Market 10th Floor Philadelphia, PA 19103 Telecopier Number: 215-299-2150

(b)           Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 7.5.

Section 7.6                                Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.6.

Section 7.7                                Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 7.8                                Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Delaware, and each party hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery of the State of Delaware.  Each party hereby waives all right to a trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.  Each party irrevocably consents to the service of any and all process in any such action, suit or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 7.5.

Section 7.9                                Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.10                                Stockholders’ Representative.  Each Stockholder hereby constitutes and appoints Raymond A. Mirra, Jr. as the Stockholders’ representative (the “Stockholders’ Representative”) as his or her true and lawful attorney-in-fact (i) to give and receive all notices and communications required or permitted under this Agreement, (ii) to agree to, negotiate, enter into settlements and compromises with respect to this Agreement, (iii) to negotiate, agree and enter into any amendments to this Agreement as per Section 7.2 of this Agreement, (iv) to select and communicate to the Company the designees to serve on the Board as provided for in Section 2.1 hereof, and (v) to communicate to the Company any elections of the Stockholders with respect to the registration rights provided for in Article 5 hereof.  The Stockholders’ Representative may take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of any of the foregoing, each Stockholder agreeing to be fully bound by the acts, decisions and agreements of the Stockholders’ Representative taken and done pursuant to the authority herein granted.  Notices and communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders.  In the event that Mr. Mirra dies or becomes incapacitated, the Stockholders shall promptly select an alternate person to serve as the Stockholders’ Representative and shall promptly notify the Company of such selection.  The Company may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each of and all of the Stockholders.  The Company is hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

Section 7.11                                Termination.  Upon the closing of a Buyout Transaction, this Agreement shall terminate and be of no further force and effect.

Section 7.12                                Confidentiality.  The Stockholders agree to maintain, and they shall cause their respective directors, officers, employees and other representatives to maintain, the confidentiality of all material non-public information obtained by the Stockholders from the Company or any of the Company’s officers, directors, employees or representatives, and not to use such information for any purpose other than (i) the evaluation and protection of their investment in the Company, (ii) the exercise of their respective rights under this Agreement, and (iii) the exercise by the Stockholder Directors of their fiduciary duties as directors of the Company.

Section 7.13                                Change in Law.  In the event any law, rule or regulation comes into force or effect which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise this Agreement to achieve the parties’ intention set forth herein.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Stockholders’ Agreement to be duly executed as of the date first above written.

COMPANY

By:
Name:
Title:

STOCKHOLDER’S AGREEMENT

COUNTERPART SIGNATURE PAGE

The undersigned hereby agrees to all the terms and provisions of the Stockholder’s Agreement dated __________ ____, 2008, by and among Allion Healthcare, Inc., a Delaware corporation and the former stockholders of Biomed America, Inc., a Delaware corporation (the “Stockholder’s Agreement”), and agrees to be bound by the terms and provisions thereof as evidenced by the execution of this Counterpart Signature Page which, together with other Counterpart Signature Pages, is hereby incorporated into the Stockholder’s Agreement.

IN WITNESS WHEREOF, the undersigned has signed this Counterpart Signature Page effective the ____ day of __________, 2008.

BY:

NAME: